Exhibit 99.1

CONSENT OF NEEDHAM & COMPANY, LLC

We hereby consent to the inclusion in the proxy statement/prospectus (the “proxy statement/prospectus”) forming a part of the Registration Statement of Sirenza Microdevices, Inc. on Form S-4 relating to the proposed merger involving Sirenza Microdevices, Inc. and Micro Linear Corporation of our opinion dated August 14, 2006 to the Board of Directors of Micro Linear Corporation attached as Annex C to the proxy statement/prospectus and to the references to our opinion and our name under the following captions in the proxy statement/prospectus: “Summary—Opinion of Micro Linear’s Financial Advisor, Needham & Company, LLC,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Micro Linear Board of Directors and its Reasons for the Merger—Micro Linear’s Reasons for the Merger,” and “The Merger—Opinion of Micro Linear’s Financial Advisor, Needham & Company, LLC”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/S/ NEEDHAM & COMPANY, LLC

September 1, 2006